					Exhibit A

TNP ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME (LOSS)
For the Year Ended December 31, 2000
(Amounts in Thousands)

	Texas-New Mexico Power Company Consolidated	TNP Operating Company	TNP Enterprises, Inc.	Consolidating Entries	TNP Enterprises, Inc. Consolidated

OPERATING REVENUES	$ 644,035	$ -	$ -	$ -	$ 644,035
	__________	__________	__________	__________	___________
OPERATING EXPENSES:
Purchased power and fuel	348,461	-	-	-	348,461
Other operating and maintenance	97,466	-	10,023	-	107,489
Depreciation of utility plant	41,353	-	8,523	-	49,876
Charge for recovery of stranded plant	18,306	-	-	-	18,306
Taxes other than income taxes	34,615	36	970	-	35,621
Income taxes	22,375	21	(15,551)	-	6,845
	__________	__________	__________	__________	___________
Total operating expenses	562,576	57	3,965	-	566,598
	__________	__________	__________	__________	___________
NET OPERATING INCOME (LOSS)	81,459	(57)	(3,965)	-	77,437
	__________	__________	__________	__________	___________
OTHER INCOME (LOSS):
Other income and deductions, net	1,626	98	42,356	__________	44,080
Income taxes	(606)	-	(7)	-	(613)
	__________	__________	__________	__________	___________
Other income (loss), net of taxes	1,020	98	42,349	-	43,467
	__________	__________	__________	__________	___________
INCOME (LOSS) BEFORE INTEREST CHARGES	82,479	41	38,384	-	120,904
	__________	__________	__________	__________	___________
INTEREST CHARGES:
Interest on long-term debt	35,231	-	32,139	-	67,370
Other interest and amortization of debt-related costs	5,291	-	1,222	-	6,513
	__________	__________	__________	__________	___________
Total interest charges	40,522	-	33,361	-	73,883
	__________	__________	__________	__________	___________
INCOME FROM CONTINUING OPERATIONS	-	-	-	-	-
Loss from discontinued nonregulated operations,
net of taxes					-
NET INCOME (LOSS)	41,957	41	5,023	-	47,021
Dividends on preferred stock and other	38	-	10,954	-	10,992
	__________	__________	__________	__________	___________
INCOME (LOSS) APPLICABLE TO COMMON STOCK	$ 41,919	$ 41	$ (5,931)	$ -	$ 36,029
	__________	__________	__________	__________	___________

TNP ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
For the Year Ended December 31, 2000
(Amounts in Thousands)

	Texas-New Mexico Power Company Consolidated		TNP Operating Company	TNP Enterprises, Inc.	Facility Works, Inc.	Consolidating Entries	TNP Enterprises, Inc. Consolidated

PREDECESSOR
BALANCE AT DECEMBER 31, 1999	$ 90,302		$ 1,098	$ 130,425	$ (28,689)	$ (62,711)	$ 130,425
Net income (loss)	7,763		7	3,848	-	(7,765)	3,853
Dividends on preferred stock	(18)		-	-	-	-	(18)
Dividends on common stock	-		-	(3,908)	-	-	(3,908)
Gain on retirement of preferred stock	13		-	-	-	-	13
	___________		__________	__________	___________	___________	____________
BALANCE AT MARCH 31, 2000	98,060		1,105	130,365	(28,689)	(70,476)	130,365

SUCCESSOR
Acquisition of predecessor	-		-	(130,365)	-	-	(130,365)
	___________		__________	__________	___________	___________	____________
	98,060		1,105	-	(28,689)	(70,476)	-
Net income (loss)	34,194		34	1,175	-	(34,195)	1,208
Dividends on preferred stock	(33)		-	(10,692)	-	-	(10,725)
Dividends on common stock	(31,500)		-	-	-	31,500	-
Preferred stock issuance costs	-		-	(3,601)	-	-	(3,601)
Preferred stock discount and warrant accretion	-		-	(262)	-	-	(262)
	___________		__________	__________	___________	___________	____________
BALANCE AT DECEMBER 31, 2000	$ 100,721	#	$ 1,139	$ (13,380)	$ (28,689)	$ (73,171)	$ (13,380)
	___________		__________	__________	___________	___________	____________
	___________		__________	__________	___________	___________	____________

						Exhibit A

TNP ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
December 31, 2000
(Amounts in Thousands)

	Texas-New Mexico Power Company Consolidated	TNP Operating Company	TNP Enterprises, Inc.	Facility Works, Inc.	Consolidating Entries	TNP Enterprises, Inc. Consolidated
ASSETS
UTILITY PLANT	$ 1,327,804	$ -	$ 317	$ -	$ (508,366)	$ 819,755
Less: accumulated depreciation	415,816	-	3	-	(388,253)	27,566
	____________	____________	____________	___________	____________	____________
Net utility plant	911,988	-	314	-	(120,113)	792,189
	____________	____________	____________	___________	____________	____________
INVESTMENT IN SUBSIDIARY COMPANIES	-	-	329,180	-	(329,180)	-
TNP ONE REPLACEMENT NOTES	-	-	-	-	-	-
OTHER PROPERTY AND INVESTMENTS, at cost	206	930	2,500	-	-	3,636
CURRENT ASSETS:
Cash and cash equivalents	2,613	647	3,390	1,460	-	8,110
Accounts receivable	21,368	-	1,064	290	(1,064)	21,658
Deferred purchased power and fuel costs	1,977	-	-	-	-	1,977
Accumulated deferred income taxes	-	-	-	339	(339)	-
Other current assets	5,037	-	54	-	-	5,091
	____________	____________	____________	___________	____________	____________
Total current assets	30,995	647	4,508	2,089	(1,403)	36,836
	____________	____________	____________	___________	____________	____________
LONG-TERM AND OTHER ASSETS:
Goodwill	-	-	281,870	-	-	281,870
Recoverable stranded costs	-	-	-	-	119,857	119,857
Deferred purchased power and fuel costs	37,251	-	-	-	-	37,251
Deferred charges	18,057	109	9,666	424	28,836	57,092

	____________	____________	____________	___________	____________	____________
Total long-term and other assets	55,308	109	291,536	424	148,693	496,070
	____________	____________	____________	___________	____________	____________
	$ 998,497	$ 1,686	$ 628,038	$ 2,513	$ (302,003)	$ 1,328,731
	____________	____________	____________	___________	____________	____________
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder's equity:
Common stock	$ 107	$ 100	$ 100,000	$ 1	$ (208)	$ 100,000
Capital in excess of par value	222,149	400	-	33,418	(255,967)	-
Retained earnings (deficit)	100,721	1,140	(13,380)	(28,689)	(73,172)	(13,380)
	____________	____________	____________	___________	____________	____________
Total common shareholder's equity	322,977	1,640	86,620	4,730	(329,347)	86,620
Redeemable cumulative preferred stock	-	-	104,393	-	-	104,393
Long-term debt, less current maturities	426,327	-	432,200	-	-	858,527
	____________	____________	____________	___________	____________	____________
Total capitalization	749,304	1,640	623,213	4,730	(329,347)	1,049,540
	____________	____________	____________	___________	____________	____________
CURRENT LIABILITIES:
Current maturities of long-term debt	-	-	1,600	-	-	1,600
Accounts payable	38,326	-	-	346	-	38,672
Other current liabilities	67,414	46	4,918	(2,563)	(1,465)	68,350
	____________	____________	____________	___________	____________	____________
Total current liabilities	105,740	46	6,518	(2,217)	(1,465)	108,622
	____________	____________	____________	___________	____________	____________
LONG-TERM AND OTHER LIABILITIES:
Regulatory tax liabilities	6,371	-	-	-	-	6,371
Accumulated deferred income taxes	100,177	-	(1,824)	-	-	98,353
Accumulated deferred investment tax credits	22,377	-	-	-	-	22,377
Deferred credits	14,528	-	131	-	28,809	43,468
	____________	____________	____________	___________	____________	____________
Total long-term and other liabilities	143,453	-	(1,693)	-	28,809	170,569
	____________	____________	____________	___________	____________	____________
	$ 998,497	$ 1,686	$ 628,038	$ 2,513	$ (302,003)	$ 1,328,731
	____________	____________	____________	___________	____________	____________
	____________	____________	____________	___________	____________	____________

		Exhibit B

TNP ENTERPRISES, INC. AND SUBSIDIARIES
Financial Data Schedule
For the Period Ending December 31, 2000
(Amounts in Thousands)

Item No.	Caption Heading	Amount

1	Total Assets	$ 1,328,731

2	Total Operating Revenues	644,035

3	Net Income (Loss)	47,021